Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 17, 2018
Registration Statement Nos. 333-208642 and 333-208642-02

★PRICING DETAILS★ $1.25bn BMWOT 2018-A (Prime Auto)

Joint Leads: J.P. Morgan (struc), Credit Suisse, Mizuho
Co-Managers: BNP, LLoyds

CL	AMT($MM)	WAL	M/F	L.FINAL	BENCH	%	COUPON	$
A-1	250.000	0.21	P-1/F1+	01/19	1.65%	1.650%	1.65000	100.0000
A-2a	410.000	0.98	Aaa/AAA	11/20	EDSF+ 7	2.105	2.09	99.99435
A-2b	80.00	0.98	Aaa/AAA	11/20	1ML+ 7			100.0000
A-3	360.000	2.22	Aaa/AAA	04/22	IntS+ 10	2.362	2.35	99.99900
A-4	150.000	3.41	Aaa/AAA	06/24	IntS+ 16	2.528	2.51	99.98436

Expected Pricing:	PRICED	Registration:	SEC Registered
Expected Settle:	01/24/18	Expected Ratings:	Moody's, Fitch
First Payment:	02/26/18	Min Denoms:	$1k by $1k
Ticker:	BMWOT 2018-A	Pricing Speed:	1.40% ABS to 5% Call
CUSIPS:	A-1: 09659QAA5	Bill & Deliver:	J.P. Morgan
	A-2a: 09659QAB3	Materials:
	A-2b: 09659QAC1	* Preliminary Prospectus	(attached)
	A-3: 09659QAD9	* Ratings FWP	(attached)
	A-4: 09659QAE7	* IntexNet/CDI	(via separate message)

BMW FS SECURITIES LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS BMW FS SECURITIES LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT BMW FS SECURITIES LLC, BMW VEHICLE OWNER TRUST 2018-A AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, BMW FS SECURITIES LLC, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-866-669-7629.